Exhibit 2.2
AMENDMENT TO
THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT
          AMENDMENT (hereinafter called this “Amendment”), dated as of July 18, 2007, between Vertrue Incorporated, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the “Rights Agent”), to the Stockholder Protection Rights Agreement, dated as of July 3, 2007, between the Company and the Rights Agent (the “Rights Agreement”). Unless otherwise specifically defined in this Amendment, each capitalized term used in this Amendment shall have the meaning assigned to such term in the Rights Agreement.
          WHEREAS, Section 5.4 of the Rights Agreement provides that the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights prior to the Close of Business on the Flip-in Date, in any respect.
          NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
1. Amendment to the Definition of “Acquiring Person” in Section 1.1. The last phrase of the first sentence “until such time thereafter as Brencourt shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock” shall be replaced with “until such time thereafter as Brencourt shall become the Beneficial Owner (other than by means of a stock dividend, stock split or pursuant to the next sentence of this paragraph) of any additional shares of Common Stock”. The second sentence shall be replaced in its entirety with the following:
“Notwithstanding anything in this Agreement to the contrary, neither Brencourt, Velo Holdings Inc., Velo Acquisition Inc., One Equity Partners II, L.P., Rho Ventures V, L.P., Rho Ventures V, Affiliates, L.L.C. nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person as a result, directly or indirectly, of (I) the approval, execution, delivery, amendment or performance of the Merger Agreement and the Related Documents, (II) the consummation of transactions contemplated under the Merger Agreement and the Related Documents, or (III) any other acquisition of Beneficial Ownership of shares of Common Stock made while the Merger Agreement is in full force and effect, until such time hereafter, after the termination of the Merger Agreement as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock while such Person is or as a result of which such Person becomes the Beneficial Owner of 15% or more of the outstanding shares of Common Stock, provided, however clause (III) in this sentence shall not be applicable to Brencourt or its Affiliates or Associates other than with respect to shares of Common Stock that such Persons would be deemed to Beneficially

Own solely because of the Beneficial Ownership of such shares of Common Stock by Velo Holdings Inc., Velo Acquisition Inc., One Equity Partners II, L.P., Rho Ventures V, L.P., Rho Ventures V, Affiliates, L.L.C. or any of their Affiliates and Associates.”
2. Amendment to the Definition of “Related Documents” in Section 1.1. The following phrase shall be added to the end of the definition but before the period punctuation: “and an agreement between Velo Holdings Inc., a Delaware corporation, and Brencourt, dated July 18, 2007, as it may be amended from time to time”.
3. Miscellaneous Provisions.
     (a) No Further Amendment. Except as expressly amended by this Amendment, the Rights Agreement is in all respects ratified and confirmed and all the terms, conditions, representations, warranties, covenants and provisions thereof shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Rights Agreement or any of the documents referred to therein or otherwise affect or operate as a waiver or relinquishment of any of the rights of any party under any of them. Except as expressly amended by this Amendment, this Amendment does not constitute a waiver of any condition or other provision of the Rights Agreement.
     (b) Effect of Amendment. This Amendment shall form a part of the Rights Agreement for all purposes, and the Company and the Rights Agent shall be bound by this Amendment. From and after the execution of this Amendment by the Company and the Rights Agent, any reference to the Rights Agreement shall be deemed a reference to the Rights Agreement, as amended by this Amendment.
     (c) Other Miscellaneous Terms. The provisions of Article V (Miscellaneous) of the Rights Agreement shall apply mutatis mutandis to this Amendment and to the Rights Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VERTRUE INCORPORATED
By	/s/ George W. M. Thomas
	Name:	George W. M. Thomas
	Title:	Senior Vice President & General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY
By	/s/ Joseph F. Wolf
	Name:	Joseph F. Wolf
	Title:	Vice President